Exhibit 4.1
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                              REXALL SUNDOWN, INC.

                              AMENDED AND RESTATED
                        1993 EMPLOYEE STOCK PURCHASE PLAN


                         ARTICLE I - PURPOSE OF THE PLAN

         1.01. Purpose of the Plan. The purpose of the Plan is to provide employees of Rexall Sundown, Inc. (the "Corporation") and participating Subsidiary Corporations with the opportunity to purchase shares (the "Shares") of the Common Stock of the Corporation through payroll deductions. It is the intention of the Corporation to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed, and the Plan should be administered, so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. All number of Shares reflect the two-for-one stock split paid on October 18, 1993 in the form of a stock dividend, the three-for-two stock split paid on April 4, 1996 in the form of a stock dividend and the two-for one stock split paid on October 23, 1997 in the form of a stock dividend.

                            ARTICLE II - DEFINITIONS

         Whenever used in this Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural.

         2.01. "Base Pay" means regular straight-time earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

         2.02 "Board" means the Corporation's Board of Directors.

         2.03 "Code" means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to the regulations under such section.

         2.04 "Common Stock" means the common stock, $.01 par value per share, of the Corporation.

         2.05. "Effective Date" means March 15, 1993 which was the date as of which this Plan was approved by the shareholders of the Corporation and the registration process required under the Securities Act of 1933, as amended, was completed.

         2.06. "Employee" means any person who is employed by the Corporation or any Subsidiary Corporation and is regularly scheduled to work at least twenty
(20) hours per week.

         2.07. "Participation Period" means a calendar month.

         2.08 "Plan" means the Rexall Sundown, Inc. Amended and Restated 1993 Employee Stock Purchase Plan, as amended from time to time.

         2.09. "Subsidiary Corporation" means any present or future corporation which (i) would be a "subsidiary corporation" of the Corporation as that term is defined in Section 424(f) of the Code and (ii) is designated as a participant in the Plan by the Committee.

                    ARTICLE III - ADMINISTRATION OF THE PLAN

         3.01. The Committee. The Plan shall be administered by a committee (the "Committee") which shall be appointed by the Board.
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         3.02. Authority of the Committee. Subject to the express provisions of this Plan, the Committee shall have authority to administer the Plan in accordance with its terms, to adopt rules and regulations as it may deem appropriate to administer the Plan, to make determinations and interpretations which it deems consistent with the Plan's provisions, which interpretations and determinations shall be final and binding upon all parties, including the Corporation or any Subsidiary Corporation, its respective shareholders and employees. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

                   ARTICLE IV - ELIGIBILITY AND PARTICIPATION

         4.01. Initial Eligibility. Subject to Section 4.04 below, all Employees of the Corporation or any Subsidiary Corporation are eligible to participate in the Plan on the first day of a Participation Period following the commencement of his or her employment with the Corporation or Subsidiary Corporation.

         4.02. Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first ninety (90) days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Corporation or any Subsidiary Corporation of any Employee's leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan.

         4.03. Commencement of Participation. An eligible Employee who wishes to participate in the Plan (the "Participant") shall execute the appropriate form to be furnished by the Corporation or any Subsidiary Corporation authorizing and instructing the Corporation or any Subsidiary Corporation to deduct a specified amount from his or her Base Pay to be applied to the purchase of Shares under the Plan. The deduction so authorized will be withheld from each Participant's Base Pay or such other method as the Committee may select. Employees becoming eligible to participate in the Plan may initiate participation as of the first day of the Participation Period following their employment with the Corporation or any Subsidiary Corporation. Payroll deductions for any period may be terminated at any time by a Participant, provided that the appropriate form is received by the Corporation or any Subsidiary Corporation not less than fifteen
(15) days prior to the end of the appropriate pay period. Payroll deductions from a Participant's Base Pay shall commence on the first pay period following the beginning of the first Participation Period at which Employee has been employed with the Corporation or any Subsidiary Corporation, provided that the Corporation or any Subsidiary Corporation has received Participant's enrollment form.

         4.04. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall participate in the Plan during any Participation Period:

         (a) if, immediately after an option is granted under the Plan pursuant to Section 6.01 hereof, such Employee would own Shares, and/or hold outstanding options to purchase Shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary Corporation (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining Share ownership of any Employee); or

         (b) if, immediately after an option is granted under the Plan pursuant to Section 6.01 hereof, Employee would have purchased Shares under this Plan or any other employee stock purchase plan of the Corporation or any Subsidiary Corporation that is qualified under Section 423 of the Code at a rate which exceeds $25,000 of fair market value of the Shares (determined as of the date such option is granted) for each calendar year.

                         ARTICLE V - PAYROLL DEDUCTIONS

         5.01. Amount of Deduction. At the time a Participant submits his or her completed authorization form for payroll deduction, he or she shall elect to have deductions made from his or her Base Pay on each payday during the time he or she is a Participant in the Plan specified as a percentage of Participant's Base Pay equal to 1, 2, 3, 4, 5, 6, 7, 8, 9, or 10% of Participant's Base Pay for the applicable pay period. Payroll deductions shall not be less than $10.00 per pay period. The maximum number of Shares a Participant may purchase during any Participation Period shall be five hundred (500) Shares,

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subject to adjustment upon changes in capitalization of the Corporation as provided in Section 10.04.

         5.02. Participant's Account. All payroll deductions made for a participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.04.

         5.03. Changes in Payroll Deductions. A Participant may discontinue participation in the Plan as provided in Article VII, and may only make other changes including, but not limited to, changes to the amount of the Participant's payroll deduction no more than four (4) times per annum.

         5.04. Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect (a) to withdraw the balance in his or her account pursuant to Section 7.02, (b) to discontinue contributions to the Plan but remain a Participant in the Plan, or (c) remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Corporation to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Corporation to such Participant are insufficient to meet such Participant's authorized Plan deductions.

                      ARTICLE VI - PURCHASING COMMON STOCK

         6.01 Grant of Option. On the first day of each Participation Period, each Employee shall be granted an option to purchase on the dates provided in
Section 6.02 hereof (at the applicable purchase price provided in Section 6.03 hereof) up to a number of shares of the Corporation's Common Stock determined by dividing the amount of such Employee's payroll deductions accumulated prior to the date of purchase and retained in the Employee's account as of the date of purchase by the applicable purchase price; provided that in no event shall a Employee be permitted to purchase during each Participation Period more than five hundred (500) shares (subject to adjustment upon changes in capitalization of the Corporation as provided in Section 10.04), and provided further that such purchase shall be subject to the limitations of Section 4.04 hereof. The option shall expire on the last day of each Participation Period.

         6.02. Automatic Deduction. Unless a Participant gives written notice to the Corporation as hereinafter provided, his or her election to purchase Shares with the proceeds from his or her payroll deductions made during any month will be deemed to have been executed automatically on the first trading day of the next following month for the purchase of the number of full Shares which the amounts in his or her account at that time will purchase at the applicable price.

         6.03. Share Price. The price of the Shares purchased on the date of purchase pursuant to Section 6.01 hereof shall be eighty-five percent (85%) of either (a) the closing price of the Corporation's Common Stock on the Nasdaq National Market System if the Corporation issues such Shares, or (b) the actual purchase price of the Corporation's Common Stock on the Nasdaq National Market System if the Corporation purchases such Shares on the open market. If the Common Stock of the Corporation is not traded on any of the aforesaid dates for which actual or closing prices of the Common Stock are to be determined, then reference shall be made to the fair market value of the Shares on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.

         6.04. Withdrawal of Account. By written notice to the Human Resources Department of the Corporation at any time, a Participant may elect to withdraw all of the accumulated payroll deductions in his or her account at such time.

         6.05. Delivery of Shares. As soon as reasonably practicable, the Shares purchased under Section 6.01 above, shall be credited to Participant's account at the offices of the transfer agent designated by the Committee. Physical delivery of the Share certificates shall not be required.

                            ARTICLE VII - WITHDRAWAL

         7.01. In General. As indicated in Section 6.04, a Participant may withdraw payroll deductions credited to his or her account under the Plan at any time by giving written notice to the Human Resources Department of the Corporation. All of the Participant's payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, and no further payroll deductions will be made from his or her Base Pay. The Corporation may,

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at its option, treat any attempt to borrow by a Participant on the security of his or her accumulated payroll deductions as an election, under Section 6.04 to withdraw such deductions.

         7.02. Effect on Subsequent Participation. A Participant's discontinuation of his or her participation in the Plan will not have any effect upon his or her eligibility to resume his or her participation in the Plan, or in any similar plan which may hereafter be adopted by the Corporation, upon the beginning of the next Participation Period.

         7.03. Termination of Employment. Upon termination of the Participant's employment for any reason, including retirement (but excluding death while in the employ of the Corporation or continuation of a leave of absence for a period beyond ninety (90) days), the payroll deductions credited to his or her account will be returned to him or her, or, in the case of his or her death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 10.01.

         7.04. Termination of Employment Due to Death. Upon termination of the Participant's employment because of his or her death, his or her beneficiary (as described in Section 10.01) shall have the right to elect, by written notice given to the Human Resources Department of the Corporation prior to expiration of a period of sixty (60) days commencing with the date of the death of the Participant, either:

         (a) to withdraw all of the payroll deductions credited to the Participant's account under the Plan, or

         (b) to continue to purchase Shares under the Plan on the regularly scheduled date next following the date of the Participant's death for the purchase of the number of full Shares which the accumulated payroll deductions in the Participant's account at the date of the Participant's death will purchase at the applicable price, and any excess in such account will be returned to said beneficiary, without interest.

         In the event that no such written notice of election is duly received by the office of the Human Resources Department of the Corporation, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph
(b), to purchase the Shares which would have been purchased for Participant's account absent the death of Participant.

         7.05. Leave of Absence. A Participant on leave of absence shall, subject to the election made by such Participant pursuant to Section 5.04, continue to be a Participant in the Plan so long as such Participant is on continuous leave of absence. A Participant who has been on leave of absence for more than ninety (90) days and who therefore is not an Employee for the purpose of the Plan shall not be entitled to participate in the Plan commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a Participant on leave of absence returns to regular full-time or part-time employment with the Corporation or any Subsidiary Corporation at the earlier of (a) the termination of such leave of absence or (b) three months from the 90th day of such leave of absence, such Participant's participation in the Plan shall terminate on whichever of such dates first occurs.

         7.06. Change of Control. Upon the occurrence of a change in control of the Corporation, the payroll deductions credited to a Participant's account, if any, will be returned to the Participant, without interest. Upon the dissolution or liquidation of the Corporation or upon a reorganization, merger or consolidation of the Corporation with one or more corporations in which the Corporation is not the surviving corporation, or upon the sale of substantially all the property or stock of the Corporation, a Participant shall be entitled to receive at the next date on which Shares would normally be purchased under the Plan, cash, securities and/or property which a holder of one share of the Corporation's common stock was entitled to receive upon and at the time of such dissolution or liquidation or other terminating event. No assurance can be given to any Participant that if such events occur that they will receive any cash or other distribution.

                      ARTICLE VIII - NO PAYMENT OF INTEREST

         8.01 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

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                  ARTICLE IX - AVAILABLE SHARES OF COMMON STOCK

         9.01. Maximum Shares. The maximum number of Shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Corporation as provided in Section 10.04, shall be 1,500,000 Shares. These Shares may be authorized and unissued Shares or may be Shares issued and subsequently acquired by the Corporation in the open market.

         9.02. Registration of Stock. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.

         9.03. Restrictions on Exercise. The Board may, in its discretion, require as conditions to the purchase of Shares under the Plan that either:

         (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said Shares shall be effective; or

         (b) the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Corporation, that it is his or her intention to purchase the Shares for investment and not for resale or distribution.

                            ARTICLE X - MISCELLANEOUS

         10.01. Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Shares and/or cash in Participant's account. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Human Resources Department of the Corporation. Upon the death of a Participant and upon receipt by the Corporation of proof of identity and existence at the Participant's death of a beneficiary validly designated by him or her under the Plan, the Corporation shall deliver such Shares and/or cash in Participant's account to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Corporation shall deliver such Shares and/or cash in Participant's account to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents of the Participant as the Corporation may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in Shares or cash credited to the Participant under the Plan.

         10.02. Non-Transferability. Neither payroll deductions credited to a Participant's account nor any rights to participate in the Plan or to purchase Shares under this Plan may be assigned, attached, garnished, sold, pledged, encumbered, or otherwise disposed of in any matter by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation may treat such act as an election to withdraw funds in accordance with Section 6.04.

         10.03. Use of Funds. All payroll deductions received or held by the Corporation under this Plan may be used by the Corporation or any Subsidiary Corporation for any corporate purpose and the Corporation shall not be obligated to segregate such payroll deductions.

         10.04. Adjustment Upon Changes in Capitalization. If the outstanding Shares of Common Stock of the Corporation have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Corporation through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase. No adjustments shall be made for stock dividends.

         10.05. Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend this Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Corporation (i) increase the maximum number of Shares which may be issued under the Plan (except pursuant to Section 10.04); (ii) amend the requirements as to the class of employees eligible to purchase Shares under the Plan.

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         10.06. Responsibility. Neither the Corporation or any Subsidiary
Corporation, its Board of Directors, the members of the Committee, nor any officer, employee or agent of any of them shall have any responsibility or liability for any act or thing done or left undone, any mistake of judgment, nor for any omission or wrongful act unless resulting from its or his or her own gross negligence, willful misconduct or intentional misfeasance, including, without limiting the generality of the foregoing, any action taken with respect to the price, time, quantity, or other conditions and circumstances of the purchase of Shares under the terms of the Plan. The Corporation shall indemnify and save harmless each of such entities and persons against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person. A determination by the Corporation as to any question that may arise regarding the Plan's conduct or operation shall be final.

         10.07. Securities Act Requirements. If any law, regulation of the Securities and Exchange Commission, or any regulation of any other commission or agency having jurisdiction shall require the Corporation or the Participant to take any action with respect to the Shares acquired under the Plan, then the date upon which the Corporation shall deliver or cause to be delivered the certificate or certificates for the Shares shall be postponed until full compliance shall have been made with all such requirements.

         10.08. Requirements Of Law. If any law, regulation of the Securities and Exchange Commission, or any regulation of any other commission or agency having jurisdiction shall require the Corporation or the Participant to take any action with respect to the Shares acquired under the Plan, then the date upon which the Corporation shall deliver or cause to be delivered the certificate or certificates for the Shares shall be postponed until full compliance shall have been made with all such requirements.

         10.09. No Enlargement Of Employment Rights. The issuance of Shares under this Plan to a Participant shall not confer any right upon the Participant to continue in the employ of the Corporation or any Subsidiary Corporation and shall not restrict or interfere in any way with the right of the Corporation or any Subsidiary Corporation to terminate his or her employment, with or without cause, at any time.

         10.10. Withholding Of Taxes. The Committee shall deduct from any payment of any kind otherwise due to such Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Shares under the Plan to such Participant.

         10.11. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

         10.12. Governing Law. The law of the State of Florida will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

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